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                                                                  Exhibit 10.23


                               RESEARCH AGREEMENT


         This Agreement is made effective as of the 13th day of October, 1998 by and between GLIATECH, INC., a Delaware Corporation having its principal place of business at 23420 Commerce Park Road, Cleveland, Ohio, 44122 ("Gliatech") and JANSSEN PHARMACEUTICA, N.V., a Belgium corporation having its principal place of business at Turnhoutseweg 30, 2340 Beerse, Belgium (Janssen").

1. Janssen and Gliatech previously entered into an agreement dated October 14, 1994 (hereinafter the Collaboration Agreement"). While the research term in that agreement has expired, the Collaboration Agreement, as amended to date, remains in full force and effect with respect to, among others, provisions regarding the treatment of Collaboration Compounds as defined in that agreement. The parties now desire to enter into a separate and independent research agreement under which Gliatech will conduct certain research pursuant to a research plan, a copy of which is attached hereto as Appendix A (hereinafter the "Research Plan"). Nothing, however, in this Agreement is meant to amend or supersede any of the provisions that remain in effect in the Collaboration Agreement.

2. In consideration for payment as set forth hereinafter, Gliatech agrees to carry out the research pursuant to the Research Plan. Gliatech agrees to carry out such research during the period beginning as of the effective date of this agreement and ending on May 15, 1999. Moreover, Gliatech agrees to use reasonable efforts consistent with its normal business practices to carry out and conduct the research set forth in the Research Plan. In return for the performance of the work described in the research plan, Janssen shall pay Gliatech at a rate of $16,000 per FTE month for 49 FTE months totaling $784,000. This total amount shall be due and payable on or before January 1st, 1999.

3. In carrying out the work outlined in the Research Plan, Gliatech will take all necessary steps to ensure that the results obtained are scientifically accurate and valid according to the standards presently accepted in the relevant field. All results obtained are the property of Janssen and will be considered Information, as hereinafter defined, under this agreement.

4. In order to carry out the work outlined in the Research Plan, it maybe necessary for Janssen to disclose to Gliatech certain proprietary information relating to the materials that it provides to Gliatech. Further, in the course of Gliatech's work under this Agreement, Gliatech may develop information or conceive of ideas, which Janssen regards as confidential information. With respect to such disclosed and developed information (herein collectively "Information"), Gliatech agrees to hold such information in strict confidence and not disclose it to others or cause the same to be published without Janssen's prior written consent or use it for any purpose other than pursuant to conducting the Research Plan. The obligation of confidentiality and non-use shall apply to each of Gliatech's employees who have access to the Information.

5. Gliatech agrees that Janssen shall own and be free to use all information disclosed by Gliatech to Janssen without incurring any further obligation. In particular, all information developed or obtained during the performance of services in connection with this agreement and



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all ideas conceived within the scope of and during the performance under this agreement will be the exclusive property of Janssen. All samples, drawings, data and the like shall be the exclusive property of Janssen. All inventions, whether patentable or not, made or conceived in carrying out the work under this agreement, are to be the property of Janssen and are to be formerly assigned to Janssen by Gliatech. To this end, Gliatech agrees to execute any application for patent, assignment, or other document, which Janssen deems necessary to protect and secure to it any such inventions. Any expense involved in filing such patent applications, or obtaining any patent upon such an application shall be paid and discharged by Janssen without any expense to Gliatech. Janssen shall compensate Gliatech for any time spent by Gliatech employees and out-of-pocket expenses incurred at Janssen's request, in assisting in preparation and prosecution of such application for patent which do not occur within the period of this agreement. Gliatech further agrees that any inventions arising out of information obtained from Janssen or developed at the request of Janssen under this agreement shall be included in those inventions, which are to be assigned to Janssen.

6. Gliatech agrees not to originate any publicity, news release or other public announcement, whether oral or written, whether to the public, press or otherwise, relating to this agreement, to any amendment hereto, to performance hereunder or results obtained hereunder without Janssen's expressed prior written consent.

7. Gliatech shall be free to make any disclosure which is in the opinion of its legal counsel is required by law to be made, but shall give Janssen an opportunity to review the form of such disclosure in advance of its release.

8. Gliatech represents that it is not presently under agreement or obligation with any third party, which will prevent it from carrying out its duties and obligations under this agreement.

9. Gliatech agrees that it is operating as an independent contractor in the performance of all services under this agreement and not as an agent or employee of Janssen. Gliatech agrees that all matters arising under this agreement shall be interpreted under the laws of the State of New Jersey, without regard to its conflict of laws, principals, except as otherwise expressly provided herein.

10. The rights and obligations set forth in Paragraph Nos. 4-5 shall survive termination of this agreement.

11. Any dispute, controversy or claim arising out of relating to the validity, construction, and forceability or performance of this agreement, including disputes relating to alleged breach or to termination of this agreement, shall be settled by binding alternate dispute resolution ("ADR") in the matter described in Article 13 of the Collaboration Agreement between the parties.

12. This agreement shall come into effect on the effective date of this agreement which is the date first written above and shall terminate upon completion of the work to be conducted pursuant to the research plan.

13. Gliatech shall not have the right to assign, transfer, or encumber its rights or obligations under this agreements without the prior written consent of Janssen, except that Gliatech may make such assignment without the prior written consent to any affiliate or purchaser or transferee of all or substantially all of the assets of its business to which this agreement relates upon written notice to Janssen.


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         In Witness Whereof, the parties have executed this agreement in duplicate originals by their proper officers as of the day and year first written above.


                                           JANSSEN PHARMACEUTICA, N.V.

/s/ Frank Konings, Ph.D.                   By:  /s/ Gustaaf Van Reet, Ph.D.

Vice-President                             Title:  Managing Director

December 4, 1998.                          Date:  December 4, 1998.


                                           GLIATECH, INC.

                                           By:  /s/ Thomas O. Oesterling, Ph.D.

                                           Title:  CEO

                                           Date:  December 17, 1998



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